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Exhibit 5         Legal Opinion

                       THOMAS A. BRAUN, B.A., LL.B., LL.M.
                            BARRISTER AND SOLICITOR*
                         ATTORNEY AND COUNSELOR AT LAW**

December 9, 2003

Board of Directors
MIV Therapeutics, Inc.
1-8765 Ash Street
Vancouver, B.C.  V6P 6T3

Dear Sirs and Madams:

RE: OPINION WITH RESPECT TO REGISTRATION STATEMENT ON FORM SB-2 FOR MIV THERAPEUTICS, INC.

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You have requested the opinion and consent of this law firm, with respect to the proposed issuance and public distribution of certain securities of MIV Therapeutics, Inc. pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to up to 850,000 shares of Common Stock, $0.001 par value, to be offered and sold to the public at a price of $0.36 per share, or at prevailing market prices. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of MIV Therapeutics, Inc. in accordance with the corporation laws of the State of Nevada.

Yours truly,

/s/ Thomas A. Braun
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Thomas A. Braun

#702 - 777 Hornby Street                                      Tel:(604) 605-0507
Vancouver, BC V6Z 1S2                                         Fax:(604) 605-0508
**Also of the California Bar                                  *A Law Corporation